Exhibit 10.25

Execution Copy

Lombard Override Agreement

Dated 3 December    2004

Vanguard Rental (Holdings) Limited

Vanguard Rental (UK) Limited

Vanguard Autovermietung GmbH & Co KG

Vanguard Rental (Switzerland) AG

Lombard North Central Plc

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Contents
1	Definitions and Interpretation	1
1.1	Definitions	1
1.2	Interpretation	7
1.3	Agreements and Statutes	9
1.4	Headings	9
1.5	Time	9
1.6	Third Party Rights	9

2	Effective Date	9
2.1	Conditions Precedent	9
2.2	Conditions Subsequent	9

3	Lombard UK Agreements	9
3.1	Relationship to Lombard UK Agreements	9

4	Availability of the Lombard UK Facility	10
4.1	Commitment Period	10
4.2	Facility amount	10
4.3	LCV sub-limit	10
4.4	Potential Events of Default	10

5	Changes in Circumstances	10
5.1	Application of Clause	10
5.2	Substitute facility	10

6	Representations and Warranties	11

7	Information Undertakings	12
7.1	Annual Statements	12
7.2	Monthly Management Statements	12
7.3	Compliance Certificates	12
7.4	Annual Operating Plan	13
7.5	Intra-group trading terms	13
7.6	Information on request	13

8	General Undertakings	13
8.1	Negative Pledge	13
8.2	Payment Terms	14
8.3	Licensing	14
8.4	Software system	14

9	Financial Covenants	14
9.1	Covenants	14
9.2	Change in accounting reference date, policies, etc.	15

10	Default	15
10.1	Events of Default	15
10.2	Separate nature	18
10.3	Cancellation, etc.	19

11	Additional Companies	19

12	Security	19

13	Fees and Costs	19
13.1	Commitment Fee	19
13.2	Arrangement Fee	19
13.3	Costs	19

14	Notices	20
14.1	Communications in Writing	20
14.2	Delivery	20

15	Set off and counterclaim	20
15.1	By Obligors	20
15.2	By Lombard	20

16	Waivers; remedies cumulative	20

17	Severance	20

18	Assignment	21
18.1	No Assignment	21
18.2	Benefit	21

19	Counterparts	21

20	Law	21
20.1	Governing law	21
20.2	Agent for Service	21

Schedule 1 – Conditions Precedent/Subsequent		22

Schedule 2 – Financial Covenants		26

Schedule 3 – Form of Accession Letter		29

Schedule 4 – UK Group Structure		30

Schedule 5 – Confirmatory Letter		31

Lombard Override Agreement

Dated 3 December 2004

Between

(1)                                  VANGUARD RENTAL (HOLDINGS) LIMITED (formerly known as ANC Rental Corporation (Holdings) Limited) registered in England with number 915008 and whose registered office is at James House, 55 Welford Road, Leicester LE2 7AR (Vanguard Holdings);

(2)                                  VANGUARD RENTAL (UK) LIMITED (formerly known as ANC Rental Corporation (UK) Limited) registered in England with number 1089053 and whose registered office is at James House aforesaid (Vanguard UK);

(each of the parties listed under (1) to (2) above being an Original Company and any one or more together the Original Companies); and

(3)                                  VANGUARD AUTOVERMIETUNG GMBH & CO KG (formerly known as ANC AUTOVERMIETUNG GmbH & Co KG) a corporation organised under the laws of Germany (acting through its general partner Vanguard Rental GmbH) (Vanguard Germany);

(4)                                  VANGUARD RENTAL (SWITZERLAND) AG a company incorporated under the laws of Switzerland and registered at the Commercial Register of the Canton of Zurich CH- 020.3.003.002-0 (Vanguard Switzerland)

(5)                                  LOMBARD NORTH CENTRAL PLC registered in England with number 337004 and whose registered office is at 3 Princess Way, Redhill RH1 1NP (Lombard).

Recitals

A                                      The Original Companies and Lombard, together with others, entered into an override agreement dated 6 October 2003 (the Old Override Agreement);

B                                        Lombard and the CAPITAL Lenders (as defined below) have agreed to terminate the Old Override Agreement;

C                                        Lombard has agreed to provide further leasing facilities to Vanguard UK; and

D                                       the parties have agreed to enter into this Agreement to set out certain terms which shall supplement those of the further leasing facilities.

It is agreed:

1                                         Definitions and Interpretation

1.1                               Definitions

In this Agreement the following terms shall have the meanings given to them in this Clause 1.1:

Accession Letter means a document substantially in the form set out in Schedule 3 (Form of Accession Letter).

Additional Company means a company which becomes a Company under this Agreement in accordance with Clause 11 (Additional Companies).

Additional Guarantor means a company (other than Vanguard Holdings) which executes a Guarantee.

Annual Operating Plan has the meaning given to that term in Clause 7.4 (Annual Operating Plan).

Available Facility means, at any time, the then applicable Facility Amount less the aggregate Utilisations at that time.

Bank means The Governor & Company of the Bank of Scotland as provider of the New Overdraft Facility.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London.

CAPITAL Agreements means;

(a)                                  the self drive hire rental master agreement made between the CAPITAL Lenders (other than CAPITAL BANK plc) and Vanguard UK dated 27 March 1998;

(b)                                 the master lease agreement made between the CAPITAL Lenders and Vanguard UK dated 14 February 2002;

(c)                                  the master hire purchase agreement made between CAPITAL BANK plc and Vanguard UK dated 14 February 2002; and

(d)                                 the letter of offer dated on or about 2 December 2004 and addressed by CAPITAL BANK plc to Vanguard UK (the CAPITAL Offer Letter)

together with any rental or hire agreements issued thereunder and any other documents entered into pursuant thereto, the Security Documents and the Intercreditor Deed.

CAPITAL German Guarantee means each of the guarantee agreement between CAPITAL Bank Plc and Lombard Germany dated 13 June 2003 and the guarantee agreement between CAPITAL Bank Plc and RBS Deutschland dated on or about 2 December 2004.

CAPITAL Lender means any of CAPITAL Bank plc, CAPITAL Bank Leasing 1 Limited, CAPITAL Bank Leasing 2 Limited, CAPITAL Bank Leasing 3 Limited, CAPITAL Bank Leasing 4 Limited, CAPITAL Bank Leasing 5 Limited, CAPITAL Bank Leasing 6 Limited, CAPITAL Bank Leasing 7 Limited, CAPITAL Bank Leasing 8 Limited, CAPITAL Bank Leasing 9 Limited, CAPITAL Bank Leasing 10 Limited, CAPITAL Bank Leasing 11 Limited, CAPITAL Bank Leasing 12 Limited, ILC Asset Finance Limited, ILC Harvest Finance Limited, ILC Leasing Limited and ILC Operating Leasing Limited (and CAPITAL Lenders shall be construed accordingly).

Company means an Original Company or an Additional Company.

Compliance Certificate means a certificate substantially in the form set out in Part B of Schedule 2 (Form of Compliance Certificate).

Debenture means a debenture granted, or to be granted, by an Obligor executed, or to be executed, in favour of Lombard (whether to Lombard alone or with others, and whether or not held directly or under a security trust) in form and substance acceptable to Lombard.

Effective Date means the date on which the written confirmation contemplated by Clause 2.1 (Conditions Precedent) has been given by Lombard.

Encumbrance means any mortgage, charge, security, pledge, lien, right of set-off, right to retention of title or other encumbrance, whether fixed or floating, over any present or future property, assets or undertaking.

Event of Default means any event or circumstance specified as such in Clause 10.1 (Events of Default).

Existing Vehicle Funders means Lombard, Lombard Germany, the CAPITAL Lenders and Fortis.

Facility Amount has the meaning given to that term in Clause 4.2 (Facility Amount).

Financed Vehicles means any vehicle whose acquisition has been financed by a Company pursuant to a lease or hire purchase contract where such vehicle remains subject to such contract.

Fortis means Fortis Lease UK Limited (formerly BA/CA Asset Finance Limited).

Fortis Agreements means the Master HP Agreement dated 24 and 25 April 2003 between Fortis and subsidiaries and Vanguard UK and/or any amendment, variation, and or modification thereof including the Agency Agreement ancillary thereto dated 24 and 25 April 2003 between Fortis and Vanguard UK, the Master Sale and Operating Lease Agreement dated 23 January 2001 between Fortis and Vanguard UK together with any documents entered into pursuant thereto and the waiver and extension letter amending same dated 26 September 2003, the Security Documents and the Intercreditor Deed.

Group means the Vanguard Parent and its subsidiaries.

Guarantee means a guarantee granted, or to be granted, by a Guarantor executed, or to be executed, in favour of Lombard (whether to Lombard alone or with others, and whether or not held directly or under a security trust), in form and substance acceptable to Lombard.

Guarantor means Vanguard Holdings or an Additional Guarantor.

Indebtedness for Borrowed Money means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 any amount raised pursuant to any issue of shares which are expressed to be redeemable;

(e)                                  the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction, be treated as a finance or capital lease;

(f)                                    the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g)                                 receivables sold or discounted (other than on a non-recourse basis);

(h)                                 any agreement or option to re-acquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i)                                     any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above;

save to the extent that such indebtedness relates to Financed Vehicles.

Intercreditor Deed means the intercreditor deed entered on or about the date hereof and made between The Governor & Company of the Bank of Scotland, the Vehicle Funders, Vanguard UK and others.

LCVs means light commercial vehicles, being vehicles which do not exceed 3.5 tonnes gross vehicle weight and which are supplied strictly in accordance with the manufacturer’s standard specification.

Lombard Agreements means the Lombard UK Agreements and the Lombard Germany Agreements.

Lombard Germany means Lombard Leasing GmbH.

Lombard Germany Agreements means (i) the sale and lease-back agreement dated 13 June 2003 and made between Lombard Germany and Vanguard Germany and all individual sale and lease-back and other agreements concluded pursuant thereto and (ii) the New Lombard Germany Facility Documents.

Lombard UK Agreements means the letters of understanding dated 23 March 1999 and 25 March 2004 made between Lombard and Vanguard UK (together, the LoUs), together with any Rental Agreements issued thereunder and any other documents entered into pursuant thereto.

Lombard UK Facility means the facility provided pursuant to and on the terms of the Lombard UK Agreements (together with this Agreement).

Lombard UK Finance Documents means the Lombard UK Agreements, the Security Documents, the Intercreditor Deed, this Agreement and any other document designated as a “Lombard UK Finance Document” by Lombard and Vanguard Holdings.

Lombard UK Guarantee means the guarantee dated 29 April 2002 and granted by Vanguard Holdings in favour of Lombard.

Majority Vehicle Funders means at any given time, a Vehicle Funder or Vehicle Funders whose facility limits under their respective Vehicle Facility Documents are, in aggregate, more than 66 2/3 per cent, of the aggregate facility limits under the Vehicle Funding Documents of all the Vehicle Funders at any time (at any relevant time, such facility limits being, (a) in the case of Lombard, the amount set out with respect to such time in this Agreement as being the amount to be made available by Lombard for the financing of Vehicles in the United Kingdom, and (b) in the case of the CAPITAL Lenders, the aggregate amount set out with respect to such time in the CAPITAL Offer Letter (excluding the amount with respect to such time as being made available to Vanguard Germany by way of guarantee by CAPITAL Bank plc in favour of Lombard Germany and/or RBS Germany).

Master Intercompany Loan Agreement means the document of that name and as more particularly defined in the Vanguard Subordination Deed.

Material Adverse Effect means a material adverse effect on (a) the ability of any Obligor to comply with its payment obligations under any Lombard UK Finance Document or (b) the business, financial condition or assets of Vanguard Holdings and its subsidiaries taken as a whole.

New Lombard Germany Facility means the facility provided pursuant to and on the terms of the New Lombard Germany Facility Documents.

New Lombard Germany Facility Documents means the sale and lease-back agreement made between RBS Deutschland and Vanguard Germany on or about the date of this Agreement and all individual sale and lease-back and other agreements concluded pursuant thereto.

New Overdraft Facility means the working capital facility to be provided by the Bank in replacement of that provided by NWB under the Old Overdraft Agreement.

NWB means National Westminster Bank Plc.

Obligor means a Company or a Guarantor.

Old Overdraft Agreement means the agreement dated 29 April 2002 and made between NWB and the borrowers referred to therein (as amended by Amendment Agreements dated 13 June 2002, 26 February 2003, 22 September 2003 and 6 October 2003, and as may have been further amended, varied or supplemented from time to time).

Permitted Encumbrance means:

(a)                                  the rent deposit deed dated 26 March 1993 made between Vanguard Holdings and BHH Investment Properties Limited;

(b)                                 the rent deposit deed dated 3 April 1997 made between Vanguard Holdings and Allnat London Properties Plc;

(c)                                  the rent deposit deed dated 3 June 1997 made between Vanguard Holdings and North Feltham Garage Limited;

(d)                                 the rent deposit deed dated 15 December 1997 made between Vanguard Holdings and Security Pacific Eurofinance Inc.;

(e)                                  the rent deposit agreement dated 7 October 1999 made between Vanguard UK and Marjorie Eileen Hill;

(f)                                    the rent deposit deed dated 4 May 2001 made between Vanguard UK and Industrial Property Investment Fund;

(g)                                 the deposit deed dated 22 November 2001 made between Vanguard UK and Slough Trading Estate Limited;

(h)                                 the debenture dated 20 December 2001 granted by Vanguard UK in favour of Lombard, CAPITAL Bank Leasing 1 Limited, CAPITAL Bank Leasing 2 Limited, CAPITAL Bank Leasing 3 Limited and CAPITAL Bank Leasing 4 Limited;

(i)                                     the debenture dated 20 December 2001 granted by Vanguard UK in favour of Lombard, CAPITAL Bank Leasing 1 Limited, CAPITAL Bank Leasing 2 Limited, CAPITAL Bank Leasing 3 Limited and CAPITAL Bank Leasing 12 Limited;

(j)                                     the debenture and intercreditor deed dated 14 March 2002 granted by Vanguard UK in favour of Lombard, CAPITAL Bank Leasing 1 Limited, CAPITAL Bank Leasing 2 Limited, CAPITAL Bank Leasing 3 Limited, CAPITAL Bank Leasing 4 Limited, CAPITAL Bank Leasing 5 Limited, CAPITAL Bank Leasing 6 Limited and CAPITAL Bank Leasing 12 Limited;

(k)                                  the Vanguard UK Debenture;

(l)                                 any Encumbrance in favour of a bank or financier which has become a party to the Intercreditor Deed as a Vehicle Funder provided that the Encumbrance creates (i) fixed and floating charges over assets which are respectively subject to fixed and floating charges under the Debentures in favour of the Bank and the Vehicle Funders (ii) charges on no other assets; and

(m)                               subject to compliance with Clause 8.1.2(b), security in favour of any bank or financier.

Potential Event of Default means an event or omission which with either:

(a)                                  the giving of any notice;

(b)                                 the lapse of time;

(c)                                  the determination of materiality; or

(d)                                 the satisfaction of any other condition under Clause 10.1 (Events of Default),

would be an Event of Default.

Quarter means a period commencing on a Quarter Date and ending the day before the next Quarter Date.

Quarter Date means each of 31 March, 30 June, 30 September, and 31 December.

RBS Deutschland means RBS Deutschland Leasing GmbH.

Rental Agreement means any rental agreement entered under any of the Lombard UK Agreements (and a reference to a clause of a Rental Agreement is to the clause of that number in the form of Rental Agreement attached to the LoUs (or the equivalent clause in the particular Rental Agreement)).

Sales Proceeds means any proceeds that any Company receives in respect of the sale of vehicles which are subject to the Vehicle Funding Documents.

Security Agreements means the security agreement over monies deposited in a nominated account dated on or about 29 April 2002 and the security agreement over inter company debt owed by Vanguard UK to Vanguard Rental Insurances (Guernsey) Limited dated on or about 29 April 2002, each made between Vanguard Rental Insurances (Guernsey) Limited and NWB.

Security Document means the Vanguard UK Debenture, any other Debenture, the Security Agreements or any Guarantee, which any member of the UK Group is required to maintain or to enter into pursuant to this Agreement to secure the obligations of any of the Obligors under, any of the Lombard UK Finance Documents.

Security Trustee means, before the Effective Date, NWB in its capacity as security trustee appointed under the Intercreditor Deed and thereafter the Bank in like capacity and each of its successors in that capacity.

Speedlink System means the car rental system software application owned and used by one or more of the UK Companies for the real-time management of the UK Group’s fleet of vehicles, and any modified or replacement application from time to time owned and used by one or more of the UK Companies for such purpose.

Transaction Documents means the Lombard UK Finance Documents, the Vanguard Parent Undertaking and the Vanguard Subordination Deed.

UK Companies means any one or more of Vanguard Holdings and its subsidiaries which are incorporated under the laws of England and Wales.

UK GAAP means the accounting bases, policies, practices and procedures generally accepted and adopted in the UK.

UK Group means collectively, Vanguard Holdings and its subsidiaries, and member of the UK Group means any one or more of them.

Utilisation means, at any given time, the total drawings under the Lombard UK Facility at that time.

Vanguard EMEA means Vanguard Car Rental EMEA Holdings Limited, a company incorporated in England and Wales with number 4918854.

Vanguard Parent means Worldwide Excellerated Leasing Ltd., a company duly incorporated in Bermuda.

Vanguard Parent Undertaking means the letter of undertaking dated on or around the date of this Agreement issued by the Vanguard Parent.

Vanguard Subordination Deed means the Subordination Deed dated on or around the date of this Agreement and made between Vanguard Holdings, Vanguard Rental (Group) Limited, Vanguard UK, Vanguard Rental (Franchising) Limited, Vanguard EMEA and the Vehicle Funders and the Bank.

Vanguard UK Debenture means the debenture executed on or about the date hereof by Vanguard UK in favour of The Governor & Company of the Bank of Scotland as security trustee.

Vehicle Facility Documents means the Vehicle Funding Documents other than the Intercreditor Deed and the Security Documents.

Vehicle Funders means any one or more of Lombard, Lombard Germany, RBS Deutschland, the CAPITAL Lenders, Fortis and any bank or financier which has become a party to the Intercreditor Deed as a Vehicle Funder.

Vehicle Funding Documents means:

(a)                                  the Lombard Agreements;

(b)                                 the CAPITAL Agreements;

(c)                                  the Fortis Agreements; and

(d)                                 any other agreement made between Vanguard UK and/or Vanguard Germany (or any other Company) and any bank or financier for the funding of vehicle acquisitions through lease or hire purchase contracts.

Vehicle Funding Liabilities means the liabilities due, owing or incurred by any Company to any Vehicle Funder to make payments of Sales Proceeds to such Vehicle Funder (whether such obligation arises under the Vehicle Funding Documents or under the Vanguard UK Debenture).

1.2                               Interpretation

Any reference in this Agreement to:

an affiliate shall mean, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

the Bank shall be construed so as to include its and any subsequent successors in accordance with their respective interests;

a Clause or a Schedule is to a clause of, or a Schedule to, this Agreement;

a holding company of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary;

indebtedness shall be construed so as to include any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

a law shall be construed as any law [including common or customary law), statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any government, supranational, local government, statutory or regulatory body or court;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(a)                                  if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month,

(and references to “months” shall be construed accordingly);

a party means any party to this Agreement, including any person who executes an Accession Letter;

a person shall be construed as a reference to any person, firm, company, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

repay (or any derivative form thereof) shall, subject to any contrary indication, be construed to include prepay (or, as the case may be, the corresponding derivative form thereof);

a subsidiary of a company or corporation shall be construed as a reference to any company or corporation:

(a)                                  which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)                                  which is a subsidiary of another subsidiary of the first-mentioned company or corporation and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

a successor shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred;

tax shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same);

a Vehicle Funder shall be construed so as to include its and any successors in accordance with their respective interests;

a wholly-owned subsidiary of a company or corporation shall be construed as a reference to any company or corporation which has no other members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries;

£ and sterling denote lawful currency of the United Kingdom; and

words importing the singular shall include the plural and vice versa.

1.3                               Agreements and Statutes

Any reference in this Agreement to:

1.3.1                        this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented; and

1.3.2                        a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

1.4                               Headings

Clause and Schedule headings are for ease of reference only.

1.5                               Time

Any reference in this Agreement to a time of day shall, unless a contrary indication appears, be a reference to London time.

1.6                               Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

2                                         Effective Date

2.1                               Conditions Precedent

This Agreement (other than this Clause 2.1 and Clauses 1, 3, 5, 6, 13.2, 13.3, 14 and 16 to 20 will not be effective until Lombard has confirmed in writing to Vanguard UK that it has received all of the documents and other evidence listed in Part A of Schedule 1 (Conditions Precedent) and that each is, in form and substance, satisfactory to it.

2.2                               Conditions Subsequent

2.2.1                        The Companies shall, with in 7 days of the date of this Agreement, procure the fulfillment of the conditions subsequent (in form and substance satisfactory to the Agent) set out in Part B of Schedule 1 (Conditions Subsequent).

2.2.2                        Vanguard UK shall:

(a)                                  promptly notify all of its suppliers and customers of the details of its account with the Bank; and

(b)                                 use all reasonable endeavours to procure that such suppliers no longer attempt to make debits to the account of Vanguard UK with NWB.

3                                         Lombard UK Agreements

3.1                               Relationship to Lombard UK Agreements

3.1.1                        The terms of this Agreement are supplemental to the Lombard UK Finance Documents. In particular, the terms of this Agreement shall constitute a written variation of the terms of each Rental Agreement for the purposes of clause 14.08 thereof.

3.1.2                        In the event of a conflict between the provisions of any Lombard UK Finance Document and this Agreement, the terms of this Agreement shall prevail.

4                                         Availability of the Lombard UK Facility

4.1                               Commitment Period

Subject  to the terms of the Lombard UK Agreements and the other terms of this Agreement, Lombard shall make available the Lombard UK Facility for the period of 3 years from and including 3 December 2004.

4.2                               Facility amount

Subject to the terms of the Lombard UK Agreements and the other terms of this Agreement (including without limitation Clause 4.3 (LCV Sub-limit)), Lombard shall allow Vanguard UK to make a Utilisation of the Lombard UK Facility provided that the resulting aggregate Utilisations would not exceed £150,000,000 (the Facility Amount) determined by reference to the date of the proposed Utilisation.

4.3                               LCV sub-limit

4.3.1                        A Utilisation of the Lombard UK Facility in respect of LCVs may only be made if the resulting aggregate Utilisations in respect of LCVs would not exceed £15,000,000.

4.3.2                        The maximum “Fixed Period” (as defined in the Rental Agreements) in respect of LCVs shall be 18 months. For the avoidance of doubt, the maximum “Fixed Period” (as defined in the Rental Agreements) in respect of vehicles other than LCVs shall be 7 months.

4.4                               Potential Events of Default

Notwithstanding any other terms of the Lombard UK Agreements, Lombard may in its absolute discretion refuse to permit any drawing on the Lombard UK Facility for so long as there exists a Potential Event of Default.

5                                         Changes in Circumstances

5.1                               Application of Clause

If as a result of a change (whether such change has occurred or is scheduled to occur) to:

(a)                                  fiscal legislation applicable in the United Kingdom;

(b)                                 Inland Revenue or H.M. Customs and Excise practice; or

(c)                                  changes in UK GAAP standards

or the interpretation or application of any of the same, Lombard notifies Vanguard UK that it considers (in its discretion exercised in good faith) that it is reasonably likely that there will be a material adverse effect on its ability to continue to provide the Lombard UK Facility, either at

5.2.2                        If Lombard and Vanguard UK have not reached agreement as to the amendments by the earlier of 4 weeks (or such longer period as may be applicable in accordance with Clause 5.2.5) from the delivery of the notice under Clause 5.1 and the effective date of the relevant change, Lombard may (i) cancel the committed nature of the Lombard UK Facility (whereupon Lombard shall be entitled to refuse to permit further Utilisations of the Lombard UK Facility In its absolute discretion) and/or (ii) (if the change which has resulted in the application of this Clause 5.2.2 comprises legislation with a retrospective effect) invoke the provisions of Clause 5.2.3.

5.2.3                        In the circumstances referred to in Clause 5.2.2(ii). Vanguard UK shall, within three Business Days of a written demand by Lombard (accompanied by a certificate confirming the amount of Lombard’s Increased Costs then demanded), pay Lombard the amount of any Increased Costs incurred by Lombard or any of its affiliates as a result of the change which has caused the application of this Clause 5.2.

5.2.4                        In Clause 5.2.3, Increased Costs means any of the following events which result from a retrospective change in the tax legislation applicable in the United Kingdom:

(a)                                  a reduction in the rate of return from the Lombard UK Facility or on Lombard’s (or its affiliate’s) overall capital;

(b)                                 an additional or increased cost; or

(c)                                  a reduction of any amount due and payable under any Rental Agreement.

which is incurred or suffered by Lombard or any of its affiliates to the extent that it is (i) attributable to Lombard having entered into its commitment or funding or performing its obligations under any of the Lombard UK Finance Documents and (ii) not attributable to the wilful breach by Lombard or its affiliates of any law or regulation.

5.2.5                        The period of 4 weeks referred to in Clause 5.2.2 shall be extended so as to continue for such longer period:

(a)                                  in respect which Vanguard UK shall have agreed, in terms reasonably acceptable to Lombard, to pay Lombard’s Increased Costs (as defined in Clause 5.2.4 but disregarding the reference therein to retrospective changes) referable to that period; and

(b)                                 during which Lombard’s rights and protections under or connection with the Security Documents are not adversely effected by the relevant change referred to in Clause 5.1 (or any other such change).

6                                         Representations and Warranties

Lombard has entered into this Agreement in reliance on the representations of each Company set out in this Clause 6, and each Company warrants to Lombard on the date of this Agreement as set out below:

(a)                                  it is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(b)                                 the obligations expressed to be assumed by it in each Lombard UK Finance Document to which it is a party are legal, valid, binding and enforceable obligations;

(c)                                  the entry into and performance by it of, and the transactions contemplated by, the Lombard UK Finance Documents to which it is a party do not and will not conflict with:

(i)                                     any law or regulation applicable to it or binding on its assets;

(ii)                                  its constitutional documents; or

(iii)                               any agreement or instrument binding upon it or any of its assets where such conflict would have a Material Adverse Effect;

(d)                                 it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Lombard UK Finance Documents to which it is a party and the transactions contemplated by those Lombard UK Finance Documents;

(e)                                  the structure of the UK Group is as set out in diagrammatic form in Schedule 4 (UK Group Structure) and that Schedule shows every subsidiary of Vanguard Holdings; and

(f)                                    the consolidated management statements and cashflow statement in respect of October 2004, to be provided as a condition precedent to the occurrence of the Effective Date, has been prepared by the management of Vanguard Holdings after reasonable and appropriate enquiries and, in light of such enquiries, is true, complete and accurate in all material respects.

7                                         Information Undertakings

7.1                               Annual Statements

Vanguard Holdings shall, and shall procure that each other Company, Vanguard Germany and Vanguard Switzerland shall, as soon as the same become available, but in any event within 120 days after the end of each of its financial years, deliver to Lombard its financial statements (or, in the case of Vanguard Holdings the audited consolidated financial statements and a cashflow statement of the UK Group) in the form prescribed by the Companies Act 1985 for such financial year. The profit and loss account shall show separately the depreciation and interest cost elements of vehicle financing costs.

7.2                               Monthly Management Statements

Vanguard Holdings shall as soon as the same become available but in any event within 30 days after the end of each month deliver to Lombard the consolidated management statements and a cashflow statement of the UK Group for such period together with separate management statements for each of Vanguard UK, Vanguard Germany and Vanguard. Switzerland. The management accounts shall be in a form to be approved by Lombard prior to the Effective Date and shall include a commentary on and reconciliations of significant differences between the reported figures and the budget applicable to that period. The profit and loss account shall show separately the depreciation and interest cost elements of vehicle financing costs.

7.3                               Compliance Certificates

7.3.1                        Vanguard Holdings shall supply to Lombard:

(a)                                  with each set of financial statements delivered pursuant to Clause 7.1 (Annual Statements); and

(b)                                 with each set of monthly management statements delivered pursuant to Clause 7.2 (Monthly Management Statements) in respect of the months of March, June, September and December;

a Compliance Certificate signed by two directors of Vanguard Holdings setting out (in reasonable detail) computations as to compliance with the financial covenants set forth in Schedule 2 (Financial Covenants) as at the date as at which those financial statements were drawn up.

7.4                               Annual Operating Plan

7.4.1                  Vanguard UK shall, and Vanguard Holdings shall procure that Vanguard Germany and Vanguard Switzerland shall, provide to Lombard an Annual Operating Plan in respect of those companies (i) in draft, not less than 30 days prior to the start and (ii) in final form (together with a commentary on any significant differences between the final form and the draft), not more than 15 days after the start, of each of their respective financial years, in a form approved by Lombard which shall include at least the following:

(a)                                  a projected balance sheet;

(b)                                 a projected profit and loss account;

(c)                                  a projected cash flow statement; and

(d)                                 projected covenant calculations relating to each financial undertaking contained in Schedule 2 (Financial Covenants).

relative to the financial year next starting and set out on a month-by-month basis together with management’s commentary drawing on the previous period’s performance and forecast market conditions.

7.4.2                        Vanguard Holdings shall, as soon as the same become available and in any event within 45 days of the end of the relevant Quarter, provide to Lombard (in a format approved by it) revised estimates, forecasts and projections in respect of the remainder of the then current financial year.

7.5                               Intra-group trading terms

Vanguard Holdings shall send to Lombard a written summary of any material change to the terms of the commercial intra-group trading terms involving any member of the UK Group promptly upon such change being set by the relevant members of the Group.

7.6                               Information on request

Promptly following Lombard’s written request, provide to it such other information, estimates, forecasts or projections in relation to it and its financial condition; business and operations as Lombard may reasonably require.

8                                         General Undertakings

8.1                               Negative Pledge

8.1.1                        No Obligor shall create or permit to subsist any Encumbrance (other than a Permitted Encumbrance) over any of its assets or undertaking which ranks pari passu or in priority to the Security Documents in favour of the Vehicle Funders, other than with the prior written consent of the Lombard (such consent not to be unreasonably withheld or delayed).

8.1.2                        It is agreed by Lombard that if the other Majority Vehicle Funders so agree:

(a)                                  Vanguard Holdings may without the consent of Lombard bring in one or more banks or financiers which are not Existing Vehicle Funders as Vehicle Funders (including by way of entering into additional vehicle hire purchase and/or leasing agreements) by means of such banks or financiers executing a Deed of Accession (as defined in the Intercreditor Deed), whereupon any Permitted Encumbrance created in favour of such banks or financiers shall rank pari passu with those in favour of the Vehicle Funders under the Security Documents;

(b)                                 any of the Obligors may, subject to Clause 8.1.1, without the consent of Lombard execute in favour of any bank or financier, floating charge security which ranks after the Security Documents provided such bank or financier also enters into priority or intercreditor arrangements on terms acceptable to the Lombard (acting reasonably); and

(c)                                  Lombard shall, if so required by Vanguard Holdings, discuss in good faith in common with the other Vehicle Funders what other collateral would be acceptable to it and them as a condition to the release of the security constituted under the Security Documents.

8.1.3                        For the avoidance of doubt, the consent of Lombard shall still be required in the event that the security proposed to be granted is intended to be fixed security over any asset in respect of which Lombard has only floating security.

8.2          Payment Terms

Unless otherwise agreed by Lombard in writing in advance, no payments shall be made by any Obligor to any other member of the Group unless no Event of Default has occurred and is continuing.

8.3                               Licensing

Each Company and each of Vanguard Germany and Vanguard Switzerland, if a party to a written licensing agreement for the use of the trademarks “Alamo” and/or “National” and/or “Vanguard”, undertakes that it will not (and Vanguard Holdings shall procure that each member of the UK Group will not) without the prior written consent of Lombard (such consent not to be unreasonably withheld);

[a]                                  consent to any change to the terms of such agreement that may have a significant adverse effect upon the ability of that Company (or member of the UK Group, as the case may be) to use such trademarks;

(b)                                 terminate that agreement; and

and each Company and (if applicable) Vanguard Germany and Vanguard Switzerland undertakes that in the event of any circumstance giving rise to the termination of such licensing agreement it will (and as regards any other member of the UK Group, Vanguard Holdings will on behalf of that member) use its reasonable endeavours to acquire equivalent rights to continue to use such trademarks. It will be sufficient for such equivalent rights to be granted to another member of the UK Group where the significant adverse effect of the termination is on that other member.

8.4                               Software system

8.4.1                        Following the occurrence of an Event of Default which is continuing (and which, for the avoidance of doubt, remains unremedied and unwaived), the Companies shall to the extent permitted by law and without being in breach of any existing contractual obligations owed to a third party provide to Lombard (or, if Lombard shall so direct, to the Security Trustee on behalf of Lombard) details regarding the location of the Financed Vehicles and such other information, relating to the Financed Vehicles that is available from the Speedlink System.

8.4.2                        Lombard shall provide (or shall procure that the Security Trustee provides) the Companies with reasonable assistance to enable them to comply with their obligations under Clause 8.4.1 including such information as is necessary to identify the Financed Vehicles.

9                                         Financial Covenants

9.1                               Covenants

Vanguard Holdings undertakes to ensure that the financial covenants set out in Part A of Schedule 2 (Financial Covenants) are complied with.

9.2                               Change in accounting reference date, policies, etc.

9.2.1                     If:

(a)                                  the directors of Vanguard Holdings determine at any time that the accounting reference date of Vanguard Holdings has or should be changed or any of the accounting principles applied in the preparation of any of the accounts shall be different from those under UK GAAP as at the date of this Agreement, or if as a result of the introduction or implementation of any Statement of Standard Accounting Practice issued by the Institute of Chartered Accountants in England and Wales, Financial Reporting Standard issued by the Accounting Standards Board, International Accounting Standard or International Financial Reporting Standard or any change in any of them or in any applicable law such accounting principles are required to be changed, Vanguard Holdings shall promptly give notice to Lombard of that change, determination or requirement;

(b)                                 Lombard believes in its reasonable judgment that the financial undertakings set out in Clause 9.1 (Covenants) need to be amended as a result of any such change, determination or requirement, Vanguard Holdings and Lombard shall negotiate in good faith to amend the existing financial undertakings so as to provide Lombard with substantially the same protections as the financial undertakings set out in Part A of Schedule 2 (Financial Covenants);

(c)                                  Vanguard Holdings and Lombard cannot agree such amended financial undertakings within 30 days of that notice, Vanguard Holdings and Lombard shall jointly nominate a firm of chartered accountants to settle the amended financial undertakings, or in default of such nomination Lombard shall request the President for the time being of the Institute of Chartered Accountants in England and Wales to nominate a firm of chartered accountants for that purpose. Such accountants shall act as experts and not arbitrators and their decision shall be final arid binding on the Parties. The costs of such accountants shall be paid by Vanguard Holdings.

10                                  Default

10.1                        Events of Default

10.1.1                  Each of the following events or circumstances is an Event of Default:

(a)                                  breach of Rental Agreement: Vanguard UK:

(1)                                  fails to pay within 5 Business Days of the due date any amount payable by it under a Rental Agreement; or

(ii)                                  can be treated as having repudiated any Rental Agreement in accordance with clause 7.01 (b) or (d) thereof;

(b)                                 financial covenants: any requirement of Clause 9.1 (Covenants) is not satisfied;

(c)                                  any other breach: an Obligor does not comply with any provision of the Lombard UK Finance Documents (other than those referred to in Clauses 10.1.1 (a) and 10.1.1(b)) unless the failure to comply is capable of remedy and is remedied within ten Business Days (or thirty days if the breach is of a provision of any Rental Agreement) of Lombard giving notice to the relevant Obligor or the relevant Obligor becoming aware of the failure to comply.

(d)                                 misrepresentation, etc.: any representation, warranty or statement made or given or deemed to be made or given by an Obligor in the Lombard UK Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Lombard UK Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;

(e)                                  insolvency:

(i)                                     any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness;

(ii)                                  the value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities);

(iii)                               a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any Obligor;

(iv)                              any corporate action, legal proceedings or other procedure or step is taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to:

(aa)                            the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(bb)                          a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(cc)                            the appointment of a liquidator, supervisor, receiver, administrative receiver, administrator, compulsory manager, trustee or other similar officer in respect of any Obligor or any of its assets; or

(dd)                          enforcement of any security over any assets of any Obligor;

or any analogous procedure or step is taken in any jurisdiction, except in case a winding-up petition which is (i) an abuse of process or has no real prospect of success and (ii) in any event discharged within 7 days of its presentation and before it is advertised;

(f)                                    cross default: any Indebtedness for Borrowed Money of all or any of the Companies (except Vanguard Germany) (aa) in respect of Vehicle Funding Liabilities (except any owed to Lombard Germany or RBS Deutschland) or (bb) in excess of, in aggregate, £20,000,000:

(i)                                     is not paid when due;

(ii)                                  is declared to be or otherwise becomes due and payable prior to its specified maturity; or

(iii)                               any creditor of all or any of the Companies becomes entitled to declare any such Indebtedness for Borrowed Money due and payable prior to its specified maturity;

(g)                                 loss of facilities:

(i)                                     cancellation of the New Overdraft Facility in whole or in such part as to then be (in Lombard’s reasonable judgment) below a sufficient size to support the ongoing needs of the business of Vanguard UK as detailed in the Annual Operating Plan;

(ii)                                  cancellation, expiry without replacement with an equivalent, or termination of the committed nature of any facilities provided under the Vehicle Facility Documents (other than the New Lombard Germany Facility Documents) by a

Vehicle Funder, the commitments of which under the relevant facilities are (x) at least £50,000,000 or (y) any lesser amount where such cancellation, expiry or termination is reasonably likely to have a Material Adverse Effect;

(h)                                 change of control: either:

(i)                                     Cerberus or any Permitted Holder ceases to control directly or indirectly Vanguard Holdings; or

(ii)                                  any person or group of persons acting in concert gains direct or indirect control of Vanguard Holdings,

where for the purposes of this paragraph (h) the following terms have these meanings:

(A)                              for the purposes of paragraph (i) above (but only prior to an Initial Public Offering) and paragraph (ii) above, control of Vanguard Holdings means:

(1)                                  the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(aa)                            cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of Vanguard Holdings; or

(bb)                          appoint or remove all, or the majority, of the directors or other equivalent officers of Vanguard Holdings; or

(cc)                            give directions with respect to the operating and financial policies of Vanguard Holdings with which the directors or other equivalent officers of Vanguard Holdings are obliged to comply; and/or

(2)                                  the holding beneficially of more than 50% of the issued share capital of Vanguard Holdings (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(B)                                for the purposes of paragraph (i) above, following an Initial Public Offering control of Vanguard Holdings means:

(1)                              the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(aa)                            cast, or control the casting of, more than 30% of the maximum number of votes, that might be cast at a general meeting of Vanguard Holdings; or

(bb)                          appoint or remove all, or the majority, of the directors or other, equivalent officers of Vanguard Holdings; or

(cc)                            give directions with respect to the operating and financial policies of Vanguard Holdings with which the directors or other equivalent officers of Vanguard Holdings are obliged to comply; and/or

(2)                                  the holding beneficially of more than 30% of the issued share capital of Vanguard Holdings (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital);

(C)                                acting in concert means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in Vanguard Holdings by any of them, either directly or indirectly, to obtain or consolidate control of Vanguard Holdings;

(D)                               Cerberus means Cerberus Capital Management, L.P.;

(E)                                 Fund means any fund, trust or person the assets of which are managed professionally for investment purposes on behalf of investors, shareholders, unit holders, partners, members or other participants (howsoever organised or described);

(F)                                 Initial Public Offering means the listing of any shares of Vanguard Holdings or any direct or indirect holding company of Vanguard Holdings on any recognised stock exchange for listed securities whether effected by way of an offer for sale, a new issue of shares, an introduction, a placing or otherwise;

(G)                                Permitted Holder means:

(1)                                  any affiliate of Cerberus (for so long as it remains such an affiliate);

(2)                                  any Fund managed by Cerberus (for so long as it remains so managed);

(3)                                  William E. Lobeck, Jr.;

(4)                                  any Fund managed by William E. Lobeck, Jr. (for so long as it remains so managed); or

(5)                                  any company, partnership or undertaking with respect to which William E. Lobeck, Jr. has a majority or controlling interest (for so long as he has such an interest);

(i)                                     unlawfulness, etc.: it becomes unlawful for any Obligor to perform or comply with, or any Obligor repudiates, any of its obligations under any Lombard UK Finance Document where such event is reasonably likely to have a Material Adverse Effect;

(J)                                   material adverse change: any event or series of events occur which has or would reasonably be expected to have a Material Adverse Effect;

(k)                                  Subordination:

(i)                                     Vanguard EMEA makes any intercompany loan to a “Debtor” (as defined in the Vanguard Subordination Deed) other than under and in accordance with the Master Intercompany Loan Agreement; or

(ii)                                  an amendment (other than one to correct purely typographical or clerical errors) is made to, or a waiver given in respect of, the provisions in the Master Intercompany Loan Agreement regarding drawdown; and

(l)                                     any event or occurrence described as an “Event of Default” in the Vanguard UK Debenture.

10.2                        Separate nature

Each Event of Default set out in Clause 10.1 (Events of Default) constitutes a separate and independent Event of Default which shall not be qualified by reference to any other Event of Default. The occurrence or otherwise of an Event of Default shall be without prejudice to any other rights or remedies which Lombard might have under any of the Lombard UK Agreements or the Security Documents.

10.3                        Cancellation, etc.

On and at any time after the occurrence of an Event of Default which is continuing (and which, for the avoidance of doubt, remains unremedied and unwaived), Lombard may by notice to Vanguard UK:

(a)                                  cancel the committed nature of the Lombard UK Facility (whereupon Lombard shall be entitled to refuse further Utilisations of the Lombard UK Facility in its absolute discretion); and/or

(b)                                 terminate any of the Rental Agreements (and under the terms of each terminated Rental Agreement (x) the relevant Event of Default will be deemed to be a breach thereof and (y) the termination of that Rental Agreement will be deemed to be for a breach thereof) and, for the avoidance of doubt, any Sale Proceeds in respect of a terminated Rental Agreement shall then be immediately due and payable.

11                                  Additional Companies

Any subsidiary of Vanguard Holdings incorporated or acquired during the term of this Agreement shall become an Additional Company and Vanguard Holdings shall deliver to Lombard a duly, completed and executed Accession Letter and all of the documents and other evidence listed in Part C of Schedule 2 (Conditions precedent in respect of Additional Companies) in relation to that Additional Company, each in form and substance satisfactory to Lombard.

12                                  Security

The obligations of the Companies to Lombard will be secured by the Security Documents and any other security granted by any member of the UK Group in favour of Lombard (whether to Lombard alone or with others, and whether or not held directly or under a security trust) from time to time.

13                                  Fees and Costs

13.1                        Commitment Fee

13.1.1                  Vanguard UK shall pay a commitment fee to Lombard at the rate of 0.5 per cent. per annum of the Available Facility, payable in arrear at the end of each calendar year and also on the last day on which the Lombard UK Facility is available on a committed basis.

13.1.2                  The commitment fee shall be calculated by reference to the mean of the Available Facility measured on the four Quarter Dates in that year (or if the last day on which the Lombard UK Facility is available on a committed basis is not a Quarter Date, then on that date and the three Quarter Dates immediately preceding it).

13.2                        Arrangement Fee

Vanguard UK shall pay Lombard a non-refundable arrangement fee of 0.1 per cent of the Facility Amount (being of £150,000,000) on the date of signing this Agreement.

13.3                        Costs

Vanguard Holdings will forthwith on demand pay or reimburse to Lombard the amount of all reasonable costs and expenses incurred by them in connection with the negotiation, preparation, execution and enforcement of this Agreement and any related documents. Such costs and expenses include, without limitation, the reasonable fees and expenses of legal advisers to Lombard and any value added tax or similar tax, and are payable in the currency in which they are incurred.

14                                  Notices

14.1                        Communications in Writing

Each communication to be made hereunder shall be made in writing and, unless otherwise stated, shall be made by fax or letter.

14.2     Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall:

14.2.1                  if by way of fax (unless that other person has by fifteen days’ notice specified in writing another number) be made to such other person to the fax number identified with its signature below and shall be deemed to have been received when transmission has been completed; and

14.2.2                  if by way of letter (unless that other person has by fifteen days’ notice specified in writing another address) be delivered to that other person at the address identified with its signature below and shall be deemed to have been delivered when left at that address or as the case may be, ten days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to Lombard shall be effective only when received at the address indicated below and then only if the same is expressly marked for the attention of the department or officer (if any) identified with its signature below (or such other department or officer as Lombard shall from time to time specify for this purpose).

15                                  Set off and counterclaim

15.1                        By Obligors

All payments by any Obligor under the Lombard UK Finance Documents shall be made without set-off or counterclaim.

15.2       By Lombard

Lombard may set off any matured obligation owed by an Obligor under any Lombard UK Finance Document against any obligation (whether or not matured) owed by Lombard to that Obligor. If the obligations are in different currencies, Lombard may for the purpose of the set-off convert either obligation at the relevant spot rate of exchange quoted by The Royal Bank of Scotland plc.

16                                  Waivers; remedies cumulative

The rights of Lombard under the Lombard UK Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

17                                  Severance

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)                                 the legality, validity or enforceability in any other jurisdiction of that or any other provision of this Agreement.

18                                  Assignment

18.1                        No Assignment

Neither this Agreement nor any rights or obligations hereunder shall be assignable or transferable by any party except with the prior written consent of the other party, save in the case of an assignment or transfer by Lombard to an affiliate of Lombard.

18.2                        Benefit

This Agreement shall enure for the benefit of the successors to or permitted transferees or assignees of any of the parties.

19                                  Counterparts

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

20                                  Law

20.1                        Governing law

This Agreement will be governed by and construed according to English law and each of the Companies submits to the jurisdiction of the English Courts.

20.2                        Agent for Service

Each Obligor which is not a “company” or an “overseas company” within the meaning of the Companies Act 1985 (an Overseas Obligor) shall at all times maintain an agent for service of process in England. That agent shall be Vanguard Holdings of James House aforesaid. Any claim form, writ, summons, judgment or other notice of legal process shall be sufficiently served on each Overseas Obligor if delivered to that agent at its address for the time being. No Overseas Obligor shall revoke the authority of that agent. If for any reason that agent no longer serves as agent of each Overseas Obligor to receive service of process, each Overseas Obligor shall promptly appoint another such agent and immediately advise Lombard of that appointment.

Signed by the parties or their duly authorised representatives

Schedule 1 – Conditions Precedent/Subsequent

In this Schedule, Certified Copy means, in relation to a document, a copy of that document bearing the endorsement “Certified a true, complete and accurate copy of the original, which has not been amended otherwise than by a document and which is in fullforce and effect as at [date of this Agreement/Accession Letter (as relevant)], a Certified Copy of which is attached hereto, which has been signed and dated by a duly authorised officer of the relevant company and which complies with that endorsement.

Part A – Conditions precedent

The conditions referred to in Clause 2.1 (Conditions Precedent) are that Lombard shall have received each of the following in form and substance satisfactory to it:

New UK facilities

1.               a letter signed by each of the “Majority Vehicle Funders” (as defined in the Old Override Agreement) terminating the Old Override Agreement;

2.               this Agreement executed by each party to it;

3.               a written confirmation from CAPITAL Bank plc on behalf of the CAPITAL Lenders that they have entered into new Vehicle Funding Documents with Vanguard UK, under which the CAPITAL Lenders have made available to Vanguard UK vehicle funding facilities on the following terms:

•                  a facility amount of at least £160,000,000 but not to exceed £200,000,000. with a sub-limit in respect of vehicles comparable to LCVs of at least £40,000,000; and

•                  a commitment period of at least 3 years from the Effective Date;

4.               a written confirmation from Fortis that the Fortis Agreements remain in place at the date of this Agreement;

5.              a letter from NWB evidencing the termination of the Old Overdraft Agreement, addressed to the borrowers under that facility;

6.               a Certified Copy of the indemnity by the Bank in favour of NWB in respect of the transfer of overdraft facilities to the Bank;

7.               a written confirmation from the Bank that it has made available the New Overdraft Facility on the following terms:

•                  a working capital facility amount of at least £30,000,000; and

•                  to be committed for at least 36 months from the Effective Date.

Security

8.               Confirmation from each Company in respect of the following Security Documents substantially in the form of Schedule 5:

Name of Obligor	Security Documents

Vanguard Rental (Holdings) Limited	Lombard UK Guarantee

Name of Obligor	Security Documents

Vanguard Rental (UK) Limited	Debenture dated 20 December
2001 in favour of Lombard, CAPITAL Bank Leasing 1 Ltd, CAPITAL Bank Leasing 2 Ltd, CAPITAL Bank Leasing 3 Ltd and CAPITAL Bank Leasing 4 Ltd

Vanguard Rental (UK) Limited	Debenture dated 20 December
2001 in favour of Lombard, CAPITAL Bank Leasing 1 Ltd, CAPITAL Bank Leasing 2 Ltd, CAPITAL Bank Leasing 3 Ltd and CAPITAL Bank Leasing 12 Ltd

Vanguard Rental (UK) Limited	Debenture and intercreditor deed

dated 14 March 2002 in favour of Lombard,
CAPITAL Bank Leasing 1 Ltd,
CAPITAL Bank Leasing 2 Ltd,
CAPITAL Bank Leasing 3 Ltd,
CAPITAL Bank Leasing 4 Ltd,
CAPITAL Bank Leasing 5 Ltd,
CAPITAL Bank Leasing 6 Ltd and
CAPITAL Bank Leasing 12 Ltd

9.               the Vanguard UK Debenture executed by Vanguard UK in favour of The Governor & Company of the Bank of Scotland as security trustee;

10.         the Vanguard Subordination Deed, duly executed by the parties thereto;

11.         the Intercreditor Deed, duly executed by all the parties thereto and unconditional in all respects except as the conditionally of this Agreement.

New Lombard Germany Facility

12.         a copy Certified Copy of the New Lombard Germany Facility Documents duly executed by Vanguard Germany, together with evidence that the facilities thereunder have become available;

13.         a copy Certified Copy of:

a)              the letter from CAPITAL Bank Plc to Lombard Germany confirming the continuation of the CAPITAL German Guarantee dated 3 June 2003, duly signed by the parties thereto;

b)             the CAPITAL German Guarantee in favour of RBS Deutschland, duly signed by the parties thereto;

Fees/Payments

14.         the fees payable in accordance with this Agreement on or before the date hereof;

15.         payment of the fees of Denton Wilde Sapte;

16.         payment to NWB of the amount notified to Vanguard UK on or about the date of this Agreement as being the estimated sum required to repay the indebtedness due in respect of the Old Overdraft Agreement.

Corporate approvals, etc.

17.         in respect of each Company:

a)              a Certified Copy of its constitutional documents:

b)             a Certified Copy of a resolution of the board of directors of each Company;

i)                 approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party and which have not been executed before the date of this Agreement, and resolving that it execute such Transaction Documents;

ii)              authorising a specified person or persons to execute on its behalf the Transaction Documents which have not been executed before the date of this Agreement and to which it is a party, and

iii)           authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party;

c)              a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Transaction Documents which have not been executed before the date of this Agreement;

Miscellaneous

18.         the consolidated management statements and a cashflow statement in respect of October 2004, to include sufficient information to determine (i) the opening value for Effective Net Worth and (ii) the opening position regarding those debts to be subordinated pursuant to the Vanguard Subordination Deed;

19.         the Vanguard Parent Undertaking duly executed by the Vanguard Parent;

20.         a copy of the “Claims Account Notice” signed on behalf of each of Lombard, the CAPITAL Lenders and Fortis in connection with the Vanguard UK Debenture;

21.         a Certified Copy of the Master Intercompany Loans Agreement duly executed by all the parties thereto and unconditional in all respects except as the conditionality of this Agreement; and

22.         a written summary of the commercial intra-group trading terms involving any member of the UK Group as at the date of this Agreement.

Part B – Conditions subsequent

The conditions referred to in Clause 2.2 (Conditions Subsequent) are that Lombard shall have received each of the following in form and substance satisfactory to it:

1.                                       Originals of the Certified Copies referred to in Schedule 1, Part A, paragraphs 12 and 13; and

2.                                       a Certified Copy of the Master Intercompany Loan Agreement duly executed by the parties thereto and unconditional in all respects.

Part C – Conditions precedent in respect of Additional Companies

The conditions referred to in Clause 11 (Additional Companies) are that Lombard shall have received each of the following in form and substance satisfactory to it:

1.               an Accession Letter executed by the Additional Company and Vanguard Holdings;

2.               a Certified Copy of the constitutional documents of the Additional Company;

3.               a Certified Copy of a resolution of the board of directors of the Additional Company:

a)              approving the terms of, and the transactions contemplated by, the Accession Letter and the Transaction Documents and resolving that it execute the Accession Letter and any Transaction Document to which it is party;

b)             authorising a specified person or persons to execute on its behalf the Accession Letter and the Transaction Documents on its behalf; and

c)              authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party;

4.               a specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above;

5.               the latest audited financial statements of the Additional Company;

6.               if the proposed Additional Company is incorporated in a jurisdiction other than England and Wales:

a)              evidence that a process agent has been appointed as its agent for service of process in England; and

b)             a legal opinion of the legal advisers to Lombard in the relevant jurisdiction;

7.               the Security Documents executed by the Additional Company which are required by Lombard; and

8.               any notices or documents required to be given or executed under the terms of those Security Documents.

Schedule 2 – Financial Covenants

Part A – Covenants

1.               In this Schedule, the following words have the following meaning:

EBIT means, in relation to any period, the consolidated operating profit (before extraordinary and exceptional items) of Vanguard Holdings for that period (which, for the avoidance of doubt is calculated before taxation and Interest Expense).

Effective Net Worth means, at a given lime, the total capital employed by the UK Group as disclosed by the consolidated annual financial statements of Vanguard Holdings for the financial year ending 31 December 2003, plus:

(a)          cumulative retained profit earned after 31 December 2003;

(b)         translation, dividend and all other financial adjustments not included in cumulative retained profit, and

(c)          the amount of subordinated intercompany balances at that time.

Fleet Capital Employed means the net book value of revenue-earning vehicles, plus restricted cash and net manufacturer receivables, less vehicle payables (as such items are set out in Vanguard Holdings’ usual formal for consolidated monthly management accounts).

Interest Expense means, in relation to any period, all interest (including, without limitation, the interest cost element of vehicle financing costs), commissions, periodic fees and other financing charges accrued by the Vanguard Holdings group during that period.

Total Fleet Debt means “Total Fleet Debt” (as such item is set out in Vanguard Holdings’ usual formal for consolidated monthly management accounts).

2.               Vanguard Holdings undertakes to ensure that during the period referred to in Clause 4.1 (Commitment Period), unless Lombard otherwise agrees:

(a)                                  Effective Net Worth

Effective Net Worth at any time during, the period commencing on each date referred to in Column A below and ending on the next following Quarter Date shall not be less than the amount set out opposite that date in Column B below:

Column A Date	Column B Amount (£ million)
Effective Date	33.00

31 March 2005	33.75

30 June 2005	34.50

30 September 2005	35.25

31 December 2005	36.00

31 March 2006	36.75

30 June 2006	37.50

30 September 2006	38.25

31 December 2006	39.00

31 March 2007	39.75

30 June 2007	40.50

30 September 2007	41.25

31 December 2007	42.00

(b)                                  Interest Cover

The ratio of EBIT to Interest Expense in respect of the 12 month period ending on each Quarter Date shall not be less than 1:5:1;

(c)                                  Total Fleet Debt to Fleet Capital Employed

The ratio of Total Fleet Debt to Fleet Capital Employed on each Quarter Date shall not be more than 1:1.

3.               The calculation of ratios and other amounts under this Schedule shall be made by reference to the latest financial statements provided to Lombard under Clauses 7.1 (Annual Statements) and 7.2 (Monthly Management Statements), and other financial information of Vanguard Holdings for the period in relation to which the calculation falls to be made.

Part B – Form of Compliance Certificate

To:         Lombard North Central Plc

From:     Vanguard Rental (Holdings) Limited

Dated:**

Dear Sirs

Vanguard (UK) Limited –Lombard Override Agreement dated **             December 2004 (the Agreement)

1                                          We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2                                          We confirm that: [Insert details of covenants to be certified]

3                                          [We confirm that no Default is continuing.]

With regard to paragraph 3, if this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it

Signed:
	Director	Director
	Of	of
	Vanguard Rental (Holdings) Limited	Vanguard Rental (Holdings) Limited

Schedule 3 – Form of Accession Letter

To:         Lombard North Central Plc

From:     Vanguard Rental (Holdings) Limited

Dated:**

Dear Sirs

Lombard Override Agreement dated **               December 2004 (the Agreement)

1              We refer to the Agreement. This is an Accession Letter.

2                                          Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

3                                          [Subsidiary] (the Acceding Party) agrees to become an Additional [Company] and to be bound by the terms of the Agreement and the other Transaction Documents as an Additional [Company] pursuant to Clause 11 (Additional Companies) of the Agreement. The Acceding Party is a company duly incorporated under the laws of [name of relevant jurisdiction] and is a limited liability company with registered number [•].

4.                                       The Acceding Party’s administrative details are as follows:

Address:	[•]
Fax No:	[•]
Attention:	[•]

5.                                       This letter is governed by English law.

Signed:
	Director	Director
	Of	of
	Vanguard Rental (Holdings) Limited	[Acceding Party]

Schedule 4 – UK Group Structure

Schedule 5 – Confirmatory Letter

To:          Lombard North Central Plc

From:      Vanguard Rental (Holdings) Limited

Dated:**

Dear Sirs

Lombard Override Agreement dated **           December 2004 (the Agreement)

We refer to the Agreement. Terms defined in the Agreement have the same meaning when used in this letter unless given a different meaning by this letter.

We refer to the Transaction Documents and, in particular, to those of the Security Documents set out in paragraph 8 of Part A of Schedule 1 to the Agreement to which we are party.

We write to confirm that such Security Documents will remain in full force and effect following the execution, amendment or variation (as the case may be) of the Transaction Documents contemplated by the Agreement, in particular in relation to the variation of the obligations the subject of such Security Documents.

This letter is governed by English law.

Signed:
Director
Of
[relevant company]

Signed by )
duly authorised for and )
on behalf of )
	VANGUARD RENTAL (HOLDINGS) LIMITED )	/s/ [ILLEGIBLE]

Address:	James House
55 Welford Road
Leicester LE2 7AR

Fax:	+44(0) 116 256 5643
Attention:	Jane Colton

Signed by )
duly authorised for and )
on behalf of )
	VANGUARD RENTAL (UK) LIMITED )	/s/ [ILLEGIBLE]

Address:	James House
55 Welford Road
Leicester LE2 7AR

Fax:	+44(0) 116 256 5643
Attention:	Jane Colton

Signed by )
VANGUARD AUTOVERMIETUNG GmbH & )
Co KG )
acting by its general partner, Vanguard Rental )
	GmbH )	/s/ [ILLEGIBLE]

Address:	Otto-von-Guericke-Ring 15
65205 Wiesbaden
Germany

Fax:	+49 611 23607 831
Attention:	General Manager, Germany

Signed by	)
duly authorised for and on behalf of	)
VANGUARD RENTAL (SWITZERLAND) AG	) /s/ [ILLEGIBLE]

Address:	Honggerstrasse 40
8037 Zurich
Switzerland

Fax:	00 41 43 366 70 89
Attention:	Bon Meyer

Signed by	)
duly authorised for and on behalf of	)
LOMBARD NORTH CENTRAL PLC	) /s/ [ILLEGIBLE]

Address:	Lombard Corporate Finance
Lombard North Central plc
280 Bishopsgate
London EC2M 4RB

Fax:	+ 44 (0) 20 7672 0871
Attention:	Lance Coppock